To the Holders of
Trust Investment Enhanced Return Securities(sm)
Corporate Bond-Backed Certificates, Series IBM 1997-4
         ZTF Class
         Amortizing Class

Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, formerly First Trust of New York, National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates Trust, Series IBM 1997-4, hereby gives notice with respect to the Distribution occurring on June 1, 1998 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per $1,000 original face amount of securities, is as set forth below:

Class                 Principal      Interest         Total Distribution
ZTF Class             $0.00          $0.00            $0.00
Amortizing Class      $11.617273     $35.848551       $47.465824

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00. The interest accreted on the ZTF class during the period is $7.95398 expressed as a dollar amount per $1,000 original face amount of securities.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of the IBM 7 1/8% Debentures due December 1, 2096 held for the above trust (the "Term Assets") is $100,000,000. The Term Assets are currently rated A1 by Moody's Investors Service, Inc. and A by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of each class of Certificates at the close of business on the Distribution Date is set forth below:

Class                       Principal Balance
ZTF Class                   $100,000,000.00
Amortizing Class            $72,341,061.68

                            U.S. Bank Trust National Association


                                      5